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www.dechert.com

May 21, 2021

William Blair Funds

150 North Riverside Plaza

Chicago, IL 60606

Re: William	Blair Funds (the “Trust”)
(File	No. 333-255350)

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), of our legal opinion dated April 19, 2021 and filed as an exhibit to the Registration Statement under the 1933 Act (SEC Accession No. 0001193125-21-121412).

We also hereby consent to all references to our firm in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP
Dechert LLP